Exhibit 4.7
AMENDMENT NO. 4 TO CREDIT AGREEMENT
This Amendment No. 4 to Credit Agreement (“Amendment”) is dated as of March 31, 2011 (“Effective Date”) between Tandy Brands Accessories, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).
Borrower and Bank entered into a Credit Agreement dated as of February 12, 2008, as amended (“Credit Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”). Borrower and Bank have agreed to amend the terms of the Credit Agreement as provided in this Amendment.
Accordingly, Borrower and Bank agree as follows:
1. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.
2. Amendments. The Credit Agreement is amended as follows:
(a) The following terms are hereby added to the Defined Terms Addendum in the correct alphabetical order:
“Contract Negotiation Reserve” shall mean, with respect to any Account, any offset, charge back or payment discount (not included in Account Debtor Reserve) of an Account Debtor negotiated between Borrower and such Account Debtor.
“Eligible Gift Account” means an Eligible Account that is generated from the sale of prepackaged gift merchandise ordered by Borrower’s customers on a seasonal basis in anticipation of the holiday season.
“Eligible Walmart Account” means an Eligible Account or Eligible Gift Account owing by Walmart.
“Gift Reserve” shall mean, with respect to each Eligible Gift Account, a dollar amount equal to the anticipated rate of return of the goods that are subject to such Eligible Gift Account based on the actual rate of return of similar products in prior years.
“NOLV Percentage” means the net orderly liquidation value percentage for such Inventory identified in the Satisfactory Updated Inventory Appraisal, or any subsequent appraisal of the Borrowing Base Obligor’s Inventory performed by an independent third party appraiser and on terms satisfactory to Bank.
“Satisfactory Updated Inventory Appraisal” means an appraisal of the Borrowing Base Obligor’s Inventory (i) dated after March 31, 2011, (ii) in form and substance satisfactory to Bank, and (iii) prepared by independent third party licensed appraisers satisfactory to Bank.

(b) The following terms, which are defined in the Defined Terms Addendum attached to the Credit Agreement, are given the following amended definition:
“Applicable Fee Percentage” shall mean one-half of one percent (0.50%) per annum.
“Borrowing Base Limitation” shall mean the sum of:
(a)
eighty percent (80%) of Eligible Accounts and Eligible Gift Accounts, other than Eligible Walmart Accounts, which for purposes of this Agreement shall be measured or valued net of the Account Debtor Reserve, the Contract Negotiation Reserve and the Gift Reserve applicable to each such Eligible Account;

(b)
through September 30, 2011, ninety percent (90%) of Eligible Walmart Accounts, and at all times thereafter, eighty percent (80%) of Eligible Walmart Accounts, which for purposes of this Agreement shall be measured net of the Account Debtor Reserve, the Contract Negotiation Reserve, and the Gift Reserve applicable to each such Eligible Walmart Account; and

(c)
the lesser of (i) (A) from March 31, 2011 through the date on which Bank notifies Borrower in writing that it has received a Satisfactory Updated Inventory Appraisal, forty percent (40%) of Eligible Inventory, and (B) at all times thereafter, the lesser of (y) eighty-five percent (85%) of the NOLV Percentage of Eligible Inventory, or (z) fifty percent (50%) of Eligible Inventory, or (ii) the Inventory Cap;

provided (i) in the determination of availability under clause (a) above, that portion of the Eligible Accounts of any Account Debtor, other than Walmart, which exceed fifty percent (50%) of the sum of (a) and (b) above shall be excluded, and (ii) in the determination of availability under clause (b) above, through and including September 30, 2011, that portion of the Eligible Walmart Accounts which exceed sixty percent (60%) of the sum of (a) and (b) above shall be excluded, and thereafter, that portion of the Eligible Walmart Accounts which exceed fifty percent (50%) of the sum of (a) and (b) above shall be excluded.
“Eligible Account” shall mean an Account (but shall not include interest and service charges thereon) arising in the ordinary course of a Borrowing Base Obligor’s business which meets each of the following requirements:
(a)	it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;
(b)
it is not owing by an Account Debtor who has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within ninety (90) days after the dates of the respective invoices or other writings evidencing such Accounts;

(c)
it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account, or it arises from services rendered and such services have been performed;

(d)	it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;
(e)
it is not evidenced by any note, trade acceptance, draft or other Instrument or by any Chattel Paper, unless such note or other document or Instrument or Chattel Paper has previously been endorsed and delivered by the relevant Loan Party to Bank;

(f)
it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset or any counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(g)
it is not subject to any sale of accounts, any rights of offset other than an Account Debtor Reserve, Contract Negotiation Reserve or Gift Reserve, or Lien whatsoever other than to Bank and other than the Permitted Encumbrances subordinated to Bank’s Lien;

(h)
it is not owing by a Subsidiary or Affiliate of any Borrowing Base Obligor, or by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, or (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(i)
is not an Account billed in advance, payable on delivery, for unsold consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company;

(j)
it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such Account;

(k)
it is not owing by an Account Debtor for which a Loan Party or any of its Subsidiaries has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor; and

(l)	it is not an Excluded Account.
An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.
(c) Section 4.3(h) of the Credit Agreement is amended to read in its entirety as follows:
“(h) within fifteen (15) days after and as of the 15th day and the last day of each calendar month, a Borrowing Base Certificate dated as of the 15th day and the end of such month respectively;”
(d) Section 7.4 of the Credit Agreement is amended to read in its entirety as follows:
“7.4 Audits and Appraisals of Collateral; Fees. Bank shall have the right at reasonable times during normal business hours of Borrower or the applicable Loan Party, upon three (3) Business Days prior written request of Bank, provided that no advance request or notice shall be required upon the occurrence and during the existence or continuance of an Event of Default, to (a) audit Accounts and Inventory pledged by any Loan Party and other Collateral four (4) times per year, and at any time an Event of Default exists or is continuing, and (b) conduct such appraisals and/or valuations of the Collateral, in scope and detail satisfactory to Bank in its sole discretion, as Bank may require from time to time. Borrower agrees to reimburse Bank, within thirty (30) days of written demand, for customary and reasonable fees and costs incurred by Bank for such audits and for each appraisal of Collateral and financial analysis and examination of Borrower or any other Loan Party performed from time to time in accordance with this Section.”
(e) Section 1.9(b)(iii) of the Loan Terms, Conditions, and Procedures Addendum attached to the Credit Agreement is amended to read in its entirety as follows:
“(iii) Borrower shall pay to Bank, quarterly in arrears on the first day of each calendar quarter, letter of credit fees for each standby Letter of Credit computed (on the basis of a year of 360 days for the actual number of days elapsed) at the rate of four and one-half percent (4.50%) per annum on the daily average maximum amount available for drawing under such Letter of Credit during the immediately preceding quarter. Borrower shall pay to Bank a letter of credit fee for each commercial Letter of Credit, in advance upon issuance in an amount equal to the greater of (a) one-half percent (0.50%) of the amount of the commercial Letter of Credit, or (b) $250.”

(f) Section 1.1 of the Financial Covenants Addendum attached to the Credit Agreement is amended to read in its entirety as follows:
“1.1 Tangible Net Worth. Maintain a Tangible Net Worth as of the end of each of Borrower’s fiscal quarters, to be tested as of the end of each such fiscal quarter, of not less than the amount set forth below for such quarter:
(a)	as of March 31, 2011, $33,000,000;
(b)	as of June 30, 2011, $32,000,000;
(c)	as of September 30, 2011, $31,250,000;
(d)	as of December 31, 2011, $34,750,000;
(e)	as of March 31, 2012, $35,000,000;
(f)	as of June 30, 2012, $35,000,000; and
(g)	as of September 30, 2012 and each quarter thereafter, $33,000,000.”
3. Representations. Borrower represents and agrees that:
(a) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct in all material respects, except to the extent that they expressly speak as of a specific prior date, in which case they remain true and correct in all material respects as of such earlier date and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.
(b) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms.
(c) There is no default continuing under the Credit Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.
4. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of all of the following:
(a) this Amendment and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower;
(b) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate, including those items set forth on the Documentation Checklist attached hereto as Exhibit “A”;
(c) a modification fee in the amount of $100,000.
5. No Other Changes. Except as specifically provided in this Amendment, this Amendment does not vary the terms and provisions of any note, mortgage, security agreement, or other document, instrument, or agreement evidencing, securing or relating to the Indebtedness or the Credit Agreement (“Loan Documents”). This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.

6. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.
7. Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against one of the parties as compared to the other.
8. Confirmation of Lien Upon Collateral. Borrower acknowledges and agrees that Indebtedness and the individual advances under the Indebtedness are secured by the Collateral (as defined in the Credit Agreement) and that the Loan Documents constitute valid, legal, and binding agreements and obligations of Borrower. The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.
9. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.
10. Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.
11. No Defenses. Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Credit Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.
12. Expenses. Borrower upon request shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.
13. Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.
[Remainder of Page Intentionally Blank]

This Amendment No. 4 to Credit Agreement is executed and delivered as of the Effective Date.

Comerica Bank		TANDY BRANDS ACCESSORIES, INC.

By:	/s/ Donald Hellman Name: Donald Hellman	By:	/s/ N. Roderick McGeachy, III Name: N. Roderick McGeachy, III
	Title: Senior Vice President		Title: President
Acknowledgement and Consent of Guarantors
Each of the undersigned has guaranteed the payment and performance of the Indebtedness by Borrower pursuant to a Guaranty dated as of February 12, 2008 (“Guaranty”). Each of the undersigned acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 4 to Credit Agreement and the Amendment No. 2 to Master Revolving Note of even date between Borrower and Bank amending the $27,500,000 Master Revolving Note dated as of October 6, 2009 from Borrower to Bank, as amended, and agrees that its guaranty remains in full force and effect. Each of the undersigned further represents that it is in compliance with all of the terms and conditions of its Guaranty.

TBAC INVESTMENT TRUST TANDY BRANDS ACCESSORIES HANDBAGS, INC. TBAC — TOREL, INC.
By:	/s/ N. Roderick McGeachy, III
N. Roderick McGeachy, III, President of each
of the forgoing entities

Exhibit “A”
DOCUMENTATION CHECKLIST

Borrower:	Tandy Brands Accessories, Inc.

Lender:	Comerica Bank

Guarantor:	TBAC Investment Trust (“TBAC Trust”)
Tandy Brands Accessories Handbags, Inc. (“TBA Handbags”)
TBAC—Torel, Inc. (“Torel”)

Other Parties:	H.A. Sheldon Canada, Ltd. (“Sheldon Canada”)

Transaction:	Fourth Amendment to $27,500,000 (originally $35,000,000) Secured Formula Based Revolving Credit Facility

Effective Date:	March 31, 2011
ITEM
ORGANIZATION DOCUMENTATION
1.	Tandy Brands Accessories, Inc.
(a)	Recertification of Authority

(b)	Resolution

(c)	Evidence of Good Standing
2.	TBAC Investment Trust (“TBAC Trust”)
(a)	Recertification of Authority

(b)	Resolution

(c)	Evidence of Good Standing
3.	Tandy Brands Accessories Handbags, Inc. (“TBA Handbags”)
(a)	Recertification of Authority

(b)	Resolution

(c)	Evidence of Good Standing
4.	TBAC—Torel, Inc. (“Torel”)
(a)	Recertification of Authority

(b)	Resolution

(c)	Evidence of Good Standing
DUE DILIGENCE DOCUMENTATION
5.	UCC and Tax Lien Search — Borrower
LOAN DOCUMENTATION
6.	Amendment No. 4 to Credit Agreement

7.	Amendment No. 2 to Note — $27,500,000 Master Revolving Note